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                                                                    EXHIBIT 23.2

                    [LOGO OF BEHRE DOLBEAR & COMPANY, INC.]


                                March 22, 1999

Stillwater Mining Company
1200 Seventeenth Street
Suite 900
Denver, CO 80202

Attention: Mr. John E. Andrews

Gentlemen:

We hereby authorize the reference to Behre Dolbear & Company, Inc. ("Behre Dolbear") and the Mineral Inventory of Stillwater Mining Company as of January 1, 1998 prepared by Behre Dolbear, in the Registration Statement on Form S-3 filed July 1, 1998; the Registration Statement on Form S-8 filed January 20, 1999, on Form 10-K for the year ended December 31, 1998, and the Annual Report of Stillwater Mining Company, to be filed with the United States Securities and Exchange Commission.

We also confirm that we have read the description of the Stillwater Mining Company ore reserves as contained in these filings and have no reason to believe that there is any misrepresentation in the information contained therein that is derived from our report or known to us as a result of services we performed in connection with the preparation of such report.

Sincerely,

BEHRE DOLBEAR & COMPANY, INC.

/s/ Bernard J. Guarnera

Bernard J. Guarnera
President, Chief Executive Officer and
Chief Operating Officer